Registration No. 33-


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                           IPALCO ENTERPRISES, INC.
            (Exact name of registrant as specified in its charter)

               Indiana                             35-1575582
       (State or other jurisdiction                (I.R.S. Employer
     of incorporation or organization)             Identification No.)

         25 Monument Circle
          P.O. Box 1595
       Indianapolis, Indiana                    46206-1595
(Address of principal executive offices)         (Zip Code)

           INDIANAPOLIS POWER & LIGHT COMPANY EMPLOYEES' THRIFT PLAN
                           (Full title of the plan)

                                 JOHN R. BREHM
                         Vice President and Treasurer
                           IPALCO Enterprises, Inc.
                              25 Monument Circle
                                 P.O. Box 1595
                       Indianapolis, Indiana 46206-1595
                    (Name and address of agent for service)

                                (317) 261-8261
       (Telephone number, including area code, of agent for service)

                                  Copies to:
      Bryan G. Tabler, Esquire           James A. Strain, Esquire
      IPALCO Enterprises, Inc.           Barnes & Thornburg
      25 Monument Circle                 11 South Meridian Street
      P.O. Box 1595                      1313 Merchants Bank Building
      Indianapolis, Indiana  46206-1595  Indianapolis, Indiana  46204

                        CALCULATION OF REGISTRATION FEE



Title of securities        Amount to          Proposed maximum                Proposed maximum aggre-      Amount of regis-
to be registered           be registered      offering price per unit <F1>    gate offering price <F1>     tration fee

Common Stock,              1,000,000          $32.00<F1>                      $32,000,000<F1>              $11,034.48
without par value          shares <F2><F3>

<F1>  Estimated solely for the purpose of calculating the registration fee and based on average of the high and low sales prices per share of Common Stock of IPALCO Enterprises, Inc. on July 5, 1995, pursuant to Rule 457(c).

<F2>  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

<F3>  Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

                                  PART I

                        INFORMATION REQUIRED IN THE
                         SECTION 10(A) PROSPECTUS

     The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") will be sent or given to participants in the Indianapolis Power & Light Company Employees' Thrift Plan (the "Plan") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference into the Registration Statement:

     (1) The Annual Report of the Registrant on Form 10-K for the year ended December 31, 1994.

     (2) The Annual Report of the Plan on Form 11-K for the year ended October 31, 1994.

     (3) Quarterly Report of the Registrant on Form 10-Q for the quarter ended March 31, 1995.

     (4) Registrant's definitive proxy statement, dated March 6, 1995, filed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended ("1934 Act"), in connection with the annual meeting of its shareholders held April 19, 1995.

     (5) The description of the Common Stock contained in Item 4 of the Registrant's Registration Statement on Form 8-B dated December 21, 1983.

     (6)  The description of the Registrant's Rights to Purchase
          Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on June 29, 1990.

     (7) The Current Report on Form 8-K dated January 31, 1995, as amended, filed by Registrant.

     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date they are filed.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Certain legal matters in connection with the securities offered hereby will be passed upon for the Registrant by Bryan G. Tabler, Esq., Vice President, Secretary and General Counsel of the Registrant. Mr. Tabler holds 4,045 shares of restricted stock issued under the Registrant's Long-Term Performance and Restricted Stock Incentive Plan, and owns directly 5,745 shares of the Registrant's common stock.

Item 6.  Indemnification of Directors and Officers.

     IND. CODE Sections 23-1-37-1--23-1-37-15 permit an Indiana corporation to indemnify directors and officers against liability incurred in certain proceedings if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that such conduct was in the best interests of the corporation and, in all other cases, believed such conduct was at least not opposed to the best interests of the corporation. If the proceeding is criminal, the individual must have at least had no reasonable cause to believe that such conduct was unlawful. The statute requires a corporation to indemnify an individual who is wholly successful in the defense of any such proceeding against reasonable expenses incurred by such individual, unless the Articles of Incorporation provide otherwise. The corporation may pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if certain conditions are satisfied. Unless otherwise provided in the Articles of Incorporation, a director or officer may apply for court ordered indemnification which will include reasonable expenses incurred to obtain the indemnification order if the court determines that the director is entitled to mandatory indemnification or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Except in the case of mandatory indemnification, a corporation may indemnify a director or officer only after it is determined that the individual meets the standard of conduct described above. In addition, a corporation may also indemnify and advance expenses to an officer, whether or not a director, to the extent, consistent with public policy, that may be provided by its Articles of Incorporation, by-laws, general or specific action of its board of directors or contract. IND.
CODE Section 23-1-37-14 empowers an Indiana corporation to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, or incurred by, such individual in any such capacity or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify against such liability. The Articles of Incorporation of the Registrant provide for indemnification to the full extent permitted under Indiana law.

     The Registrant has purchased insurance providing up to an aggregate of $35 Million in coverage designed to protect and indemnify the Registrant and its officers and directors against losses arising from claims, including claims under the 1933 Act, which might be made against its directors and officers by reason of any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers in the discharge of their duties.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The exhibits furnished with the Registration Statement are listed on the Exhibit Index which follows the signature pages herein.

     The Registrant undertakes that the Plan, and all amendments thereto, will be submitted to the Internal Revenue Service (the "IRS") in a timely manner, and the Registrant will make all changes required by the IRS in order to qualify the Plan.

Item 9.  Undertakings.

     (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.






                        (signature page to follow)

                                SIGNATURES

     The Registrant.  Pursuant to the requirements of the Securities
Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on June 27, 1995.

                                   IPALCO Enterprises, Inc.


                              By:  /s/ John R. Hodowal
                                   (John R. Hodowal, Chairman of the Board
                                   and President)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


          Signatures                    Title                 Date

(i)  Principal Executive Officer:


     /s/ John R. Hodowal      Chairman of the Board
     (John R. Hodowal)             and President          June 27, 1995


(ii) Principal Financial Officer:


     /s/ John R. Brehm             Vice President
     (John R. Brehm)               and Treasurer          June 27, 1995


(iii)     Controller or Principal
     Accounting Officer:


     /s/ Stephen J. Plunkett
     (Stephen J. Plunkett)         Controller             June 27, 1995


(iv) A Majority of the Board
     of Directors:



     *Joseph D. Barnette, Jr.           Director
     *Robert A. Borns                   Director
     *Mitchell E. Daniels, Jr.          Director
     *Rexford C. Early                  Director
     *Otto N. Frenzel III               Director
     *Max L. Gibson                     Director
     *Edwin J. Goss                     Director
     *Earl B. Herr, Jr.                 Director
     *John R. Hodowal                   Director          June 27, 1995
     *Ramon L. Humke                    Director
     *Sam H. Jones                      Director
     *Andre B. Lacy                     Director
     *L. Ben Lytle                      Director
     *Michael S. Maurer                 Director
     *Thomas M. Miller                  Director
     *Sallie W. Rowland                 Director
     *Thomas H. Sams                    Director








*By:    /s/ Bryan G. Tabler
        (Bryan G. Tabler, Attorney-in-Fact)

        The Plan. Pursuant to the requirements of the Securities Act of 1933, the Employees' Pension Committee, Administrator of Indianapolis Power & Light Company Employees' Thrift Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on the 27th day of June, 1995.

                              INDIANAPOLIS POWER & LIGHT COMPANY
                              EMPLOYEES THRIFT PLAN

                              By the Employees' Pension Committee,
                              Plan Administrator

                              By a majority of the members:

                              /s/ Max Califar
                              Max Califar

                              /s/ Gerald D. Waltz
                              Gerald D. Waltz

                              /s/ Maurice O. Edmonds
                              Maurice O. Edmonds

                              /s/ Stephen J. Plunkett
                              Stephen J. Plunkett

                              /s/ John D. Wilson
                              John D. Wilson

                               EXHIBIT INDEX



Exhibit No.                        Description


                   Documents which are identified with an asterisk (*) are incorporated herein by reference and made a part hereof.


4.1* IPALCO Enterprises, Inc. Automatic Dividend Reinvestment and Stock Purchase Plan (Exhibit 4.1 to the Form 10-K for the year ended 12-31-94).

4.2* IPALCO Enterprises, Inc. and First Chicago Trust Company of New York (Rights Agent) - Rights Agreement (Exhibit 4.2 to the Form 10-K for the year ended 12-31-94).

4.3* Specimen copy of the Common Stock certificate of the Registrant (Exhibit 4(b) to the Registration Statement on Form S-8 of the Registrant, filed October 14, 1992, Registration No. 33-53260).

5 Opinion of Bryan G. Tabler as to the legality of the securities being registered (To be filed by post-effective amendment, if required. Initially, the Plan will purchase shares only on the open market. If the Plan will begin to purchase original issue securities, Registrant will file an opinion of counsel by a post-effective amendment to the Registration Statement.)


23                 Consent of Deloitte & Touche LLP

24                 Power of Attorney